Exhibit 5.1

ATTORNEYS AT LAW LLP ONE INDEPENDENT DRIVE, SUITE 1300 JACKSONVILLE, FL 32202-5017 904.359.2000 TEL 904.359.8700 FAX WWW.FOLEY.COM

June 30, 2021

Processa Pharmaceuticals, Inc.

7380 Coca Cola Drive, Suite 106

Hanover, MD 21076

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Processa Pharmaceuticals, Inc. a Delaware corporation (the “Company”), in connection with the Company’s filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the registration of the offer, issuance and sale by the Company of 2,500,000 shares of common stock, par value $0.0001 per share (the “Securities”) of the Company. The Securities to be sold by the Company pursuant to the Company’s Amended and Restated 2019 Omnibus Incentive Plan (the “Plan”), incorporated by reference as Exhibit 4.1 to the Registration Statement.

As counsel to the Company, we have examined the Certificate of Incorporation of the Company, as amended, the amended and restated Bylaws of the Company, the Plan, the Registration Statement and such corporate records, documents, agreements and such matters of law as we have considered necessary or appropriate for the purpose of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based upon the foregoing and subject to the qualifications set forth herein, we are of the opinion that the Securities have been duly authorized and, when issued and delivered upon the receipt of consideration constituting lawful consideration under Delaware law in accordance with the Plan, will be validly issued, fully paid and non-assessable.

Our opinion is limited to the laws of Delaware and federal laws of the United States of America to the extent referred to specifically herein, in each case as are, in our professional judgment, applicable to transactions of the type contemplated by the Registration Statement, and we do not express any opinion herein concerning any other laws, statutes, ordinances, rules or regulations. This opinion letter is rendered as of the date hereof, and we make no undertaking, and expressly disclaim any duty, to supplement or update this opinion letter or the opinion expressed herein, if, after the date of this opinion letter, facts and/or circumstances come to our attention, and/or changes in the law occur, which would affect such opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to any reference to our firm in the prospectus which is a part of the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities Exchange Commission promulgated thereunder.

Sincerely,

/s/ FOLEY & LARDNER LLP

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